                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                                     SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                  (Amendment No. 1)*

                                     GERON CORP.
--------------------------------------------------------------------------------
                                   (Name of Issuer)


                                     COMMON STOCK
--------------------------------------------------------------------------------
                            (Title of Class of Securities)


                                      0003741631
--------------------------------------------------------------------------------
                                    (CUSIP Number)


*THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED ON THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).

                            (CONTINUED ON FOLLOWING PAGES)

                                  Page 1 of 17 Pages
                          Exhibit Index Contained on Page 14

CUSIP NO. 0003741631                  13G                    Page 2 of 17 Pages

1    NAME OF REPORTING PERSON
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Kleiner Perkins Caufield & Byers VI, L.P., a California Limited Partnership ("KPCB VI")
           94-3157816

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                     (a) / /  (b) /X/

3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION
         California Limited Partnership

     NUMBER OF      5   SOLE VOTING POWER
      SHARES                                                           - 0 -
   BENEFICIALLY
     OWNED BY       6   SHARED VOTING POWER
       EACH                                                            - 0 -
     REPORTING
      PERSON        7   SOLE DISPOSITIVE POWER
       WITH                                                            - 0 -

                    8   SHARED DISPOSITIVE POWER
                                                                       - 0 -

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON
                                                                       - 0 -

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                                           / /


11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          0%

12   TYPE OF REPORTING PERSON*
                                                                          PN


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0003741631                  13G                    Page 3 of 17 Pages

1    NAME OF REPORTING PERSON
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           KPCB VI Associates, L.P., a  California Limited
           Partnership ("KPCB VI Associates")
           94-3158010

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                     (a) / /  (b) /X/

3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION
         California Limited Partnership

     NUMBER OF     5   SOLE VOTING POWER
      SHARES                                                           - 0 -
   BENEFICIALLY
     OWNED BY      6   SHARED VOTING POWER
       EACH                                                            - 0 -
     REPORTING
      PERSON       7   SOLE DISPOSITIVE POWER
       WITH                                                            - 0 -

                   8   SHARED DISPOSITIVE POWER
                                                                       - 0 -

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON
                                                                       - 0 -

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*
                                                                         / /

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          0%

12   TYPE OF REPORTING PERSON*
                                                                          PN


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0003741631                  13G                    Page 4 of 17 Pages


1    NAME OF REPORTING PERSON
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Brook H. Byers

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                     (a) / /  (b) /X/

3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION
         United States

     NUMBER OF      5   SOLE VOTING POWER                             15,293
      SHARES
   BENEFICIALLY     6   SHARED VOTING POWER
   OWNED BY EACH        5,570 shares are indirectly held through the Byers
     REPORTING          Trust.  Mr. Byers disclaims beneficial ownership of
      PERSON            these shares.
       WITH
                    7   SOLE DISPOSITIVE POWER                        15,293

                    8   SHARED DISPOSITIVE POWER
                        5,570 shares are indirectly held through the Byers Trust. Mr. Byers disclaims beneficial ownership of these shares.

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                                 20,863

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                                            / /

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         .2%

12   TYPE OF REPORTING PERSON*
                                                                          IN


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0003741631                  13G                    Page 5 of 17 Pages

1    NAME OF REPORTING PERSON
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Vinod Khosla

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                     (a) / /  (b) /X/

3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION
         United States

                    5   SOLE VOTING POWER                              - 0 -
    NUMBER OF
      SHARES        6   SHARED VOTING POWER
   BENEFICIALLY                                                        - 0 -
   OWNED BY EACH
     REPORTING      7   SOLE DISPOSITIVE POWER                         - 0 -
      PERSON
       WITH         8   SHARED DISPOSITIVE POWER
                                                                       - 0 -

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                                  - 0 -

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                                            / /

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                   - 0 -

12   TYPE OF REPORTING PERSON*
                                                                          IN


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0003741631                  13G                    Page 6 of 17 Pages

1    NAME OF REPORTING PERSON
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           E. Floyd Kvamme

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                     (a) / /  (b) /X/

3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION
         United States

                    5   SOLE VOTING POWER
     NUMBER OF                                                        10,920
      SHARES
   BENEFICIALLY     6   SHARED VOTING POWER
   OWNED BY EACH                                                       - 0 -
     REPORTING
      PERSON        7   SOLE DISPOSITIVE POWER
       WITH                                                           10,920

                    8   SHARED DISPOSITIVE POWER
                                                                       - 0 -

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON
                                                                      10,920

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                                            / /

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         .1%

12   TYPE OF REPORTING PERSON*
                                                                          IN


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0003741631                  13G                    Page 7 of 17 Pages

1    NAME OF REPORTING PERSON
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           L. John Doerr

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                     (a) / /  (b) /X/

3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION
         United States

                    5   SOLE VOTING POWER
     NUMBER OF                                                        21,882
      SHARES
   BENEFICIALLY     6   SHARED VOTING POWER
   OWNED BY EACH        4,044 shares are indirectly held through the the Doerr
     REPORTING          Trust dtd 3/16/92.  Mr. Doerr disclaims beneficial
      PERSON            ownership of these shares.
       WITH
                    7   SOLE DISPOSITIVE POWER
                                                                      21,882

                    8   SHARED DISPOSITIVE POWER
                        4,044 shares are indirectly held through the the Doerr Trust dtd 3/16/92. Mr. Doerr disclaims beneficial ownership of these shares.

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON
                                                                      25,926

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                                            / /

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         .2%

12   TYPE OF REPORTING PERSON*
                                                                          IN


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0003741631                  13G                    Page 8 of 17 Pages

1    NAME OF REPORTING PERSON
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Joseph S. Lacob

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                     (a) / /  (b) /X/

3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION
         United States

                    5   SOLE VOTING POWER                             14,815
     NUMBER OF
      SHARES
   BENEFICIALLY     6   SHARED VOTING POWER
   OWNED BY EACH                                                       - 0 -
     REPORTING
      PERSON        7   SOLE DISPOSITIVE POWER                        14,815
       WITH
                    8   SHARED DISPOSITIVE POWER
                                                                       - 0 -

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON
                                                                      14,815

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                                            / /


11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         .1%

12   TYPE OF REPORTING PERSON*
                                                                          IN


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0003741631                  13G                    Page 9 of 17 Pages

1    NAME OF REPORTING PERSON
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Bernard Lacroute

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                     (a) / /  (b) /X/

3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION
         United States

                    5   SOLE VOTING POWER
     NUMBER OF                                                        14,812
      SHARES
   BENEFICIALLY     6   SHARED VOTING POWER
   OWNED BY EACH                                                       - 0 -
     REPORTING
      PERSON        7   SOLE DISPOSITIVE POWER
       WITH                                                           14,812

                    8   SHARED DISPOSITIVE POWER
                                                                       - 0 -

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON
                                                                      14,812

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                                            / /

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         .1%

12   TYPE OF REPORTING PERSON*
                                                                          IN


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0003741631                  13G                    Page 10 of 17 Pages

1    NAME OF REPORTING PERSON
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           James P. Lally

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                     (a) / /  (b) /X/

3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION
         United States

                    5   SOLE VOTING POWER
     NUMBER OF                                                        21,159
      SHARES
   BENEFICIALLY     6   SHARED VOTING POWER
   OWNED BY EACH                                                       - 0 -
     REPORTING
      PERSON        7   SOLE DISPOSITIVE POWER
       WITH                                                           21,519

                    8   SHARED DISPOSITIVE POWER
                                                                       - 0 -

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON
                                                                      21,519

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                                            / /

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         .2%

12   TYPE OF REPORTING PERSON*
                                                                          IN


                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(A).     NAME OF ISSUER.

               Geron Corp.

ITEM 1(B).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

               200 Constitution Drive
               Menlo Park, CA  94025

ITEM 2(A)-(C).      NAME, ADDRESS AND CITIZENSHIP OF PERSONS FILING.

               This statement is being filed by KPCB VI Associates, L.P., a California limited partnership ("KPCB VI Associates"), whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. The names, business addresses and citizenships of all the general partners of KPCB VI Associates are set forth on Exhibit B hereto.

               KPCB VI Associates is general partner to Kleiner Perkins Caufield & Byers VI, L.P., a California limited partnership ("KPCB VI").

ITEM 2(D) AND (E).  TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER.

               Common Stock
               CUSIP # 0003741631

ITEM 3.        NOT APPLICABLE.

ITEM 4.        OWNERSHIP.

               Please see Item 5.

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               This statement is being filed to report the fact that as of the date hereof each reporting person has ceased to be the beneficial owner of more than five percent of the common stock of Geron Corporation.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not applicable - see Item 5.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

               Not applicable.

ITEM 10.       CERTIFICATION.

               Not applicable.

                                      SIGNATURES

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 10, 1998

                              KPCB VI ASSOCIATES, L.P.,
                              A CALIFORNIA LIMITED PARTNERSHIP


                              By: /s/ Brook H. Byers
                                  ---------------------------------
                                  A General Partner


                              BROOK H. BYERS
                              VINOD KHOSLA
                              E. FLOYD KVAMME
                              L. JOHN DOERR
                              JOSEPH S. LACOB
                              BERNARD LACROUTE
                              JAMES P. LALLY


                              By: /s/ Michael S. Curry
                                  ---------------------------------
                                  Michael S. Curry
                                  Attorney-in-Fact


                              KLEINER PERKINS CAUFIELD & BYERS
                              VI, L.P., A CALIFORNIA LIMITED
                              PARTNERSHIP

                              By KPCB VI Associates, L.P., a California limited partnership, its General Partner


                              By: /s/ Brook H. Byers
                                  ---------------------------------
                                  A General Partner

                                    EXHIBIT INDEX


                                                                  Found on
                                                                Sequentially
Exhibit                                                         Numbered Page
-------                                                         -------------

Exhibit A:  Agreement of Joint Filing                                15

Exhibit B:  List of General Partners of KPCB VI Associates           16

                                      EXHIBIT A

                              AGREEMENT OF JOINT FILING

          The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the statement dated February 10, 1998, containing the information required by Schedule 13G, for the shares of Common Stock of Geron Corp. held by Kleiner Perkins Caufield & Byers VI, L.P., a California limited partnership, and, with respect to the general partners, such other holdings as are reported therein.

Date:  February 10, 1998
                              KPCB VI ASSOCIATES, L.P.,
                              A CALIFORNIA LIMITED PARTNERSHIP


                              By: /s/ Brook H. Byers
                                  ----------------------------------
                                  A General Partner


                              BROOK H. BYERS
                              VINOD KHOSLA
                              E. FLOYD KVAMME
                              L. JOHN DOERR
                              JOSEPH LACOB
                              BERNARD LACROUTE
                              JAMES P. LALLY


                              By: /s/ Michael S. Curry
                                  ----------------------------------
                                  Michael S. Curry
                                  Attorney-in-Fact


                              KLEINER PERKINS CAUFIELD & BYERS
                              VI, L.P., A CALIFORNIA LIMITED
                              PARTNERSHIP

                              By KPCB VI Associates, L.P., a California limited partnership, its General Partner


                              By: /s/ Brook H. Byers
                                  ----------------------------------
                                  A General Partner

                                                             Page 16 of 17
                                      EXHIBIT B

                                 GENERAL PARTNERS OF
                 KPCB VI ASSOCIATES, A CALIFORNIA LIMITED PARTNERSHIP


          Set forth below, with respect to each general partner of KPCB VI Associates, is the following: (a) name; (b) business address and
(c) citizenship.

1.   (a)  Brook H. Byers
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA  94025
     (c)  United States Citizen

2.   (a)  Vinod Khosla
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA  94025
     (c)  United States Citizen

3.   (a)  E. Floyd Kvamme
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA  94025
     (c)  United States Citizen

4.   (a)  L. John Doerr
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA  94025
     (c)  United States Citizen

5.   (a)  Joseph Lacob
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA  94025
     (c)  United States Citizen

6.   (a)  Bernard Lacroute
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA  94025
     (c)  United States Citizen

7.   (a)  James P. Lally
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA  94025
     (c)  United States Citizen